Exhibit 10.10

English Translation of Chinese Language Agreement

SAMSUNG ANYCALL MOBILE PHONE

DISTRIBUTION AGREEMENT

DATE: JULY 1, 2008

PLACE OF EXECUTION: BEIJING, CHINA

PARTIES

Tianjin Samsung Telecom Technology Co., Ltd. (“Samsung”)

Beijing Pypo Technology Group Co., Ltd. (“Pypo Beijing”)

RECITALS

1. WHEREAS, Samsung agrees to grant to Pypo Beijing the exclusive rights to distribute certain designated models of Samsung Anycall mobile phone product (the “Products”) within the People’s Republic of China (the “PRC”) (excluding Hong Kong, Macau and Taiwan) (the “Territory”);

2. WHEREAS, Pypo Beijing has the authority, capability, right and required government approvals to sell the Products, and it agrees to accept from Samsung the grant of distribution rights referred to in the preceding paragraph.

NOW THEREFORE, in order to promote the interests of both parties, based on the principles of honesty, trustworthiness and reciprocity, Samsung and Pypo Beijing agree to the following terms:

ARTICLE 1 – DEFINITIONS

1.1 Unless otherwise set forth herein, the following terms shall have the meanings set forth below:

(1) “Affiliate,” with respect to any entity, shall mean a) any entity that owns or controls the equity interests, assets or rights of such entity; b) any entity whose equity interests, assets or rights are owned or controlled by such entity; and c) any other entity under the common control with such entity.

(2) “Agreement” shall mean this Samsung Anycall Mobile Phone Distribution Agreement dated July [1], 2008 between Samsung and Pypo Beijing executed in Beijing, China, together with all the annexes and schedules attached hereto, any supplemental agreements, annexes and schedules entered into with respect to any issues not addressed herein, any agreements and/or memoranda entered into from time to time that amend or modify the terms of such documents, and/or any amendments, modifications or supplements entered into from time to time to such documents adopted in any form.

(3) “Channel” shall mean the sales networks through which Products are sold from

Samsung to consumers, including but not limited to national distributors, regional distributors, retailers and mobile operators.

(4) “Credit Application” shall mean the application for revolving credit proposed by Pypo Beijing to Samsung that would permit Pypo to make deferred payments according to a specified payment timeline agreed by the parties following Samsung’s delivery of the Products.

(5) “Distribution” shall mean the mobile phone distribution business currently engaged in by Pypo Beijing, which includes sales to resellers of the Products but not to individuals or entities that consume the Products as end-users.

(6) “Marketing Costs” shall mean all costs incurred in the course of marketing or promoting the sale of Products to end-users, including but not limited to: a) the costs of purchasing, manufacturing and transporting promotional items; b) the costs of purchasing, manufacturing, transporting and installing marketing and promotional materials; c) the costs associated with participating in marketing events, including expenses for implementing the promotional activities, venue rentals and wages and bonuses for long term or temporary sales persons; d) the costs of product promotions, store promotions, and store anniversary and holiday promotions, as well as the rental costs for light boxes, signage and concession counter equipment, paid to distributors, retailers and operators; and e) other costs for marketing activities.

(7) “Marketing Support” shall mean any marketing services, goods or other support provided by Samsung to Pypo Beijing on terms that are provided on a preferential basis, such as discounts, fund subsidies, gifts and administrative support.

(8) “Price Insurance” shall mean payments made by Samsung to Pypo Beijing to compensate for lost revenues resulting from price discounts established by Samsung on Pypo Beijing’s Product inventory or on its ordered Products.

(9) “Pricing Structure” shall mean the pricing and profit structure at each stage in the Distribution Channel, including Pypo Beijing’s purchase price, Pypo Beijing’s selling price and the retail price of the Products.

(10) “Product(s)” shall mean qualified Samsung Anycall mobile phones and the accessories and parts thereof, which are manufactured by Samsung according to the standards set forth under the laws and regulations of the PRC.

(11) “Sales Target(s)” shall mean the minimum quantity of a particular model of Samsung’s Products that Pypo Beijing shall purchase within a specified time period (typically, on a yearly, quarterly or monthly basis).

1.2 “Samsung” shall mean Samsung and its Affiliates, subsidiaries, branches and offices (such Affiliates, subsidiaries, branches and offices referred to as “Branches”). “Pypo Beijing” shall mean Pypo Beijing and its Branches. Each party represents that it is authorized to execute this Agreement by its Branches and that it will provide a written list of its Branches to the other party within fifteen days of the execution of this Agreement. Each party shall have the discretion to increase or reduce the number of Branches applicable under this Agreement by sending advance written notice to the other party, which shall be effective upon receipt.

1.3 The headings contained in this Agreement are intended for convenience and shall not affect the interpretation or meaning of any provision of this Agreement.

ARTICLE 2 – DISTRIBUTION RIGHTS

2.1 Products that Samsung authorizes Pypo Beijing to distribute shall be subject to the written authorization delivered by Samsung.

2.2 The authorized territory for Distribution of the Products shall be the Territory.

2.3 Samsung grants to Pypo Beijing exclusive rights to distribute the Products in the Territory described in the preceding section.

ARTICLE 3 – PRODUCT ORDERS

3.1 The parties shall meet at the end of each quarter (the “Quarterly Meeting”) to discuss and determine the Sales Targets, Pricing Structure, and Marketing Support with respect to the Products to be sold in the following quarter.

3.2 The parties shall execute a monthly purchase and sales contract (the “Purchase and Sales Contract”) within the first ten days of each month in accordance with the quantity and price terms agreed by the parties at the Quarterly Meeting. If market conditions change projections beyond the estimates made by the parties at the Quarterly Meeting, the parties may mutually agree to adjust the quantity and/or price terms set forth in the Purchase and Sales Contract within a reasonable range.

3.3 The parties agree to confirm Product, order and payment information and other sales information through Samsung’s electronic data exchange system (the “System”), when the System is operational, and Samsung shall exercise its best efforts to ensure the accurate and timely operation of the System.

3.4 Pypo Beijing agrees to regularly provide Samsung with Product sales data, including purchase, sales and inventory information, through the System or by other means, and shall exercise its best efforts to ensure the completeness, accuracy and timeliness of such information.

ARTICLE 4 – PAYMENT

4.1 All amounts specified herein shall be paid in RMB unless both parties agree to payment in another form of currency.

4.2 After Pypo Beijing has tendered payment in full for the Products in accordance with Samsung’s requirements, Samsung shall promptly deliver the Products to Pypo Beijing.

4.3 Upon receipt of payment from Pypo Beijing, Samsung shall issue a value added tax invoice to Pypo Beijing within three business days.

4.4 If Pypo Beijing maintains consistent, high-quality performance in its distribution of the Products, Samsung agrees to consider Pypo Beijing’s Credit Application. The approval and adjustment of Credit Application shall be determined by Samsung.

ARTICLE 5 – PRODUCT DELIVERY

5.1 Delivery Time: Samsung shall deliver the Products to Pypo Beijing in the amounts and at the times stated in the Purchase and Sales Contract. If Samsung must delay the delivery of Products for any reason, it shall provide advance notice to Pypo Beijing setting forth alternative Product amounts and delivery times.

5.2 Place and Method of Delivery: At its expense, Pypo Beijing or its third-party designee shall accept delivery of the Products at Samsung’s warehouse, which is located at No. 9, Wei Wu Road, Micro-Electronic Industrial Park, Xiqing District, Tianjin, and shall be responsible for the transportation and distribution of the Products.

5.3 Upon accepting delivery of the Products as set forth in the preceding section, the ownership of and risk with respect to the Products shall be transferred to Pypo Beijing.

5.4 Product Acceptance Standard.

(1) The Products shall be delivered in their original packaging and such original packaging shall be intact, properly sealed, unopened, undamaged and clean.

(2) The weight of the Products shall comply with Samsung’s factory standards.

5.5 Although the delivery will be deemed completed upon delivery of the Products in their original packaging according to the standards set forth in Section 5.4 above, if Pypo Beijing discovers any shortage of or nonconformity in the Products delivered by Samsung, Samsung shall cooperate with Pypo Beijing to settle the issue.

ARTICLE 6 – SALES MANAGEMENT

6.1 Product Management.

6.1.1 No later than the end of the second and fourth quarter of each year, Samsung shall inform Pypo Beijing of the Product models that it will make available for Distribution through Pypo Beijing in the following two quarters. Pypo Beijing may apply to Samsung to distribute specified Product models, but Samsung shall make the final determination of which models to make available for Distribution through Pypo Beijing in its discretion and subject to the terms of a written authorization delivered by Samsung.

6.1.2 Samsung agrees that, subject to Pypo Beijing’ satisfactory sales performance and increasing sales volume of Products, it will grant Pypo Beijing rights to distribute selected new models of its Products incorporating the latest technology, manufacturing processes and production standards on an ongoing basis.

6.1.3 This Agreement shall automatically apply to the new products manufactured by Samsung following the execution of this Agreement, if such new products are authorized for sale by Samsung or otherwise agreed to by both parties.

6.2 Pricing

6.2.1 Pypo Beijing agrees to distribute and sell the Products according to the Pricing Structure established in the Quarterly Meeting, and shall exercise its best efforts to maintain, manage and promote a Pricing Structure that is consistent within all Channels.

6.2.2 Both parties agree that the Pricing Structure shall be designed so that the Products will be priced competitively in the applicable markets; otherwise, it shall be adjusted promptly. The procedures for the adjustments to the Pricing Structure, Price Insurance and other related issues shall be determined by the mutual agreement of the parties in light of changed circumstances.

6.3 Channel

6.3.1 At its expense, Pypo Beijing shall establish the Distribution Channels in which the Products will be sold within the Territory and select the distributors, retailers and operators, as well as decide the scope of sales for each product model based on market conditions, at its discretion.

6.3.2 Samsung may review, monitor and generally manage the establishment of Pypo Beijing’s Channel and the Distribution of Products to maintain a well-established market for the Products.

6.4 Product Promotion

6.4.1 Pypo Beijing shall exercise its best efforts to promote the sale of the Products. Samsung shall assist Pypo Beijing in achieving performance targets by providing training and sales promotion support to Pypo Beijing and its personnel with respect to Samsung’s Products.

6.4.2 At its expense, Samsung shall market the Samsung brand and promote Samsung’s Products within the Territory (including but not limited to television, print, internet and billboard advertisements), and Pypo Beijing shall cooperate in any such marketing efforts by Samsung.

6.4.3 Both parties may pursue marketing efforts targeted to specific locations, Products and consumers based on market conditions. Pypo Beijing shall obtain Samsung’s prior approval for any marketing efforts undertaken by it, the cost of which shall be shared by both parties in reasonable proportions as agreed in writing. If the cost of marketing efforts to be shared by both parties is initially borne by Pypo Beijing, Pypo Beijing shall submit relevant materials and receipts reflecting its expenditures to Samsung for reimbursement after the conclusion of the marketing efforts. Samsung shall reimburse Pypo Beijing within a reasonable time period after all the materials and receipts have been submitted by Pypo Beijing or otherwise reimburse Pypo Beijing as agreed by the parties.

6.4.4 In case of changed circumstances not anticipated by the parties, Samsung shall provide Marketing Support to Pypo Beijing to promote the sale of Products. The Marketing Support may be provided by means of price discounts, payment of Marketing Costs or any other means agreed upon by the parties.

6.4.5 Samsung shall assist Pypo Beijing in collecting receipts or other documentation reflecting Marketing Costs incurred, paid and outstanding.

ARTICLE 7 – AFTER-SALE SERVICES

7.1 The quality, packaging and labeling of all Products shall comply with the laws, regulations and standards of the PRC, applicable industry standards and Samsung’s factory standards.

7.2 Samsung shall be responsible for providing after-sale service for Products in compliance with applicable laws and regulations, including the Law for Protection of Rights and Interests of Consumers, the Law for Product Quality, the Provisions Regarding the Repair, Replacement and Return of Mobile Phones and other relevant laws and regulations.

7.3 If Pypo Beijing meets applicable requirements to provide after-sale service support, Samsung and its after-sale service department shall authorize Pypo Beijing on a priority basis to be an after-sale service provider and to issue product quality inspection reports in order to better enable Samsung to provide efficient, high-quality after-sale service for the Products.

7.4 Pypo Beijing shall immediately notify Samsung if any governmental authority inspects the Products or if Pypo Beijing receives consumer complaints relating to Product quality. Upon its confirmation, Samsung shall bear all costs relating to such inspections or complaints. If the costs of responding to such inspections or complaints are advanced by Pypo Beijing, Samsung shall reimburse Pypo Beijing upon receiving receipts reflecting such advances.

ARTICLE 8 – INTELLECTUAL PROPERTY

8.1 Unless required to perform this Agreement, Pypo Beijing shall not use Samsung’s trademarks (including but not limited to “ ,” “Samsung” and “Anycall,” hereinafter collectively referred to as “Samsung Trademarks”). Pypo Beijing acknowledges and agrees that the Samsung Trademarks are proprietary marks that are solely owned by Samsung, and Pypo Beijing shall not use the Samsung Trademarks or the unique packaging of Samsung’s Products in any manner on any product other than the Products following the termination of this Agreement.

8.2 Pypo Beijing warrants and agrees that, during the term of and after the termination of this Agreement, it will not apply for or attempt to apply for registration of the Samsung Trademarks or any similar trademarks that could be confused with the Samsung Trademarks in any location.

8.3 Pypo Beijing warrants and agrees that it will not manufacture or sell any products counterfeiting Samsung’s Products or any products using a trademark or packaging that is similar to the trademark or packaging, respectively, used by Samsung for the Products that could be confused with Samsung’s Products, whether during the term of this Agreement or after termination of this Agreement.

ARTICLE 9 – CONFIDENTIALITY

Neither party may disclose any confidential technology or materials received or acquired during the term of this Agreement from the other party, or use such technology or materials for any purpose other than the purpose specified herein unless doing so would be necessary to perform its obligations under this Agreement. Both parties shall take actions to prevent such technology or materials from being disclosed or used by any persons or entities without authorization. When either party must disclose such technology or materials to its employees, agents or consultants to perform its obligations under this Agreement, it shall take necessary steps to protect the confidentiality of such technology or materials and shall restrict such disclosure only to the extent necessary to perform its obligations under this Agreement.

ARTICLE 10 – FORCE MAJEURE

If either party is unable to perform any of its obligations under this Agreement due to an event not under its control (including but not limited to natural disasters, government actions, riots, wars or terrorist events), it shall promptly send a notice to the other party, and the affected party’s performance of such obligation shall be excused to the extent affected by such event. However, the affected party shall exercise its best efforts to avoid or mitigate the impact of such event upon its performance, and shall resume the performance of its obligations under this Agreement upon cessation of such event.

ARTICLE 11 – ASSIGNMENT

In the absence of prior written agreement of the parties, neither party may assign or transfer any right or obligation hereunder to any third parties in whole or in part. However, both parties agree that either party shall be permitted to assign its rights and obligations under this Agreement to any of its subsidiaries or Affiliates, unless such an assignment would have any material adverse effect on the performance of this Agreement.

ARTICLE 12 – AMENDMENT AND TERMINATION

12.1 This Agreement may be amended, modified or supplemented in writing by agreement of both parties.

12.2 Upon the occurrence of any of the following events, Samsung may elect to: a) terminate this Agreement; b) terminate the rights of Pypo Beijing to distribute some or all of the Product models that Pypo Beijing had been authorized to distribute; or c) appoint one or more third parties as the distributor of some or all of the Product models that Pypo Beijing had been authorized to distribute.

(1) Upon the occurrence of a material dispute between the parties over the operational approach or codes of conduct;

(2) Upon the occurrence of a material adverse event relating to Pypo Beijing’s financial condition, logistics or management, or upon the occurrence of a bankruptcy, involuntary reorganization or liquidation involving Pypo Beijing;

(3) Upon the occurrence of a material decrease in Pypo Beijing’s sales volume or failure of Pypo Beijing to achieve the Sales Targets for six consecutive months without reasonable cause.

12.3 If either party is in material breach of this Agreement, the other party shall send a written notice to the breaching party requesting the breaching party to cure the breach within a reasonable period of time. If the breaching party fails to cure the breach within

30 days after the time period set forth in the other party’s notice, the other party may terminate this Agreement.

12.4 This Agreement may be terminated by the agreement of both parties prior to the end of the term of the Agreement, if both parties consider that such termination is in their mutual interests.

12.5 Upon termination of this agreement, the parties shall achieve a mutually agreeable resolution with respect to the unsold inventory remaining under the control of Pypo Beijing through cooperative negotiation.

ARTICLE 13 – INDEMNIFICATION

Each party shall indemnify the other party against all direct losses and damages resulting from the indemnifying party’s failure to perform all or part of its obligations under this Agreement. If both parties are in breach of this Agreement, each party shall be liable for the losses and damages resulting from its failure to perform its obligations under this Agreement.

ARTICLE 14 – DISPUTE RESOLUTION

Any dispute arising from or in connection with this Agreement shall be resolved through cooperative negotiation between the parties. If no resolution of the dispute can be achieved through negotiation, either party may bring the dispute before the Beijing Arbitration Commission according to the arbitration rules then in effect. The judgment of the Beijing Arbitration Commission shall be final and binding upon the parties.

ARTICLE 15 – GOVERNING LAW

This Agreement shall be governed by the laws of the PRC.

ARTICLE 16 – MISCELLANEOUS

16.1 If any provision of this Agreement is held to be invalid, unenforceable or in conflict with PRC laws or regulations, the invalidity and unenforceability of such provision will not affect the validity and enforceability of other provisions in this Agreement. Both parties hereby agree that if any provision in this Agreement is held to be invalid, unenforceable or in conflict with PRC laws or regulations, the parties shall solve the problem through cooperative negotiation.

16.2 The failure or delay by either party in exercising any right under this Agreement shall not be deemed as a waiver of such right, and the waiver of any right under this Agreement by either party shall not be deemed as a waiver of any other rights.

16.3 This Agreement is effective as of the date it is duly executed by both parties, and shall remain effective for a term of five (5) years.

16.4 If both parties desire to continue their contractual relationship following the expiration of this Agreement, then they may negotiate to enter into a new agreement one month prior to the expiration of this Agreement. To ensure the continuity of the contractual arrangement that exists pursuant to this Agreement, if this Agreement expires prior to the time that a new agreement that is being negotiated is entered into, the term of this Agreement shall be extended to the date when the new agreement is executed but such extension may not exceed three months.

16.5 This Agreement has been signed in Beijing, China on July [1], 2008 and in duplicate, with one original copy for each party hereto and each original copy having equal legal force.

Samsung (Seal):

Tianjin Samsung Telecom Technology Co., Ltd.

Authorized Representative:	/s/

Pypo Beijing (Seal):

Beijing Pypo Technology Group Co., Ltd.

Authorized Representative:	/s/ Kuo Zhang